Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Critical Metals Corp. on Post-Effective Amendment No. 1 to Form F-1 (File No. 333-278400) of our report dated October 29, 2024, which includes an explanatory paragraph as to Critical Metals Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Critical Metals Corp. as of June 30, 2024 and 2023 and for the years ended June 30, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
Houston, TX
February 19, 2025